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EXHIBIT 14.1

                             BUSINESS ETHICS POLICY

POLICY STATEMENT

Throughout its history, Stanadyne Corporation and its predecessor companies have been committed to conducting their business operations with the utmost integrity, fairness and candor. It continues to be the policy of Stanadyne Corporation, including all subsidiaries, divisions and affiliates (collectively, the "COMPANY"), to conduct business in accordance with a high level of legal, moral and ethical standards in the United States and abroad. In recognition of developments in the world business environment in which the Company operates, the President of Stanadyne Corporation (the "PRESIDENT") considers it appropriate and timely to reaffirm and amplify its position on matters to be discussed in this policy.

Every employee is a representative of Stanadyne. The Company depends upon the integrity and values of its employees to maintain its reputation and goodwill in the business community. When in doubt, employees must obtain answers to their ethical dilemmas before proceeding with any course of action. The Company and every employee is best served by resolving ethical dilemmas before they become problems.

1.0      GUIDING PRINCIPLES

         - We will conduct our business openly, with honesty, integrity and trust.

         - We will obey the laws and operate in accordance with the highest ethical standards; we will expect the same from our partners, contractors and suppliers.

         - We will be sensitive to the culture, context and needs of local communities and strive to conduct business accordingly.

         - We will provide a safe and secure working environment. We will seek a diverse base of employees and ensure equal opportunity to all qualified individuals in recruiting, compensation, professional development, promotion, and other employment practices.

2.0      COMPLIANCE WITH LAW, REGULATIONS AND COMPANY POLICY

2.1 The Company expects its business to be conducted in compliance with all applicable laws and regulations at all levels of government in any country in which business is conducted. When it becomes difficult to determine which laws, regulations or policies are applicable, or their interpretation is unclear, the President or his designee must be consulted before any action is taken.

2.2 The Company expects each employee to comply fully with all Company policies, rules, and procedures involving their personal conduct. Complying with applicable law and policy, however, is not sufficient in and of itself. Business activities undertaken on behalf of the Company with the public, the government, suppliers and one another must reflect the highest standards of honesty, integrity and fairness. It is not sufficient for employees to merely avoid misconduct or impropriety; each employee must be careful to avoid even the appearance of misconduct or impropriety.

3.0      CONFIDENTIAL INFORMATION

         The Company is entrusted with many kinds of "Confidential Information" and it is imperative that all employees who have access to this information maintain its confidentiality, both during and after employment. Confidential Information may only be used, disclosed, or released with proper authorization and in the exercise of an employee's assigned responsibilities. "CONFIDENTIAL INFORMATION" is comprised of all "PRIVATE INFORMATION", "INSIDER INFORMATION" and "PROPRIETARY INFORMATION" of the Company. "Private Information" is comprised of that information which is personal to the Company's employees. "Proprietary Information" is comprised of trade secrets, intellectual property rights, and other information the purpose of which is to provide the Company an opportunity to obtain an advantage over competitors. "Insider Information" is information not known to the public to which a reasonable person would attach importance in deciding whether to buy or sell publicly-traded instruments.

3.1 Confidential information includes, but is not limited to, the following: (a) proposed or advance plans for new products, programs, sales, facilities, bids, price lists, earnings, stock splits or offerings, dividends, managerial changes, and organizational changes;
         (b) unpublished or proprietary information about products, suppliers, customers, designs, research, financial information, marketing developments and strategy, litigation, manufacturing and distribution;
         (c) personnel files, medical records, and salary and benefits information; and (d) formulas, patterns, devices, methods, techniques or processes which have independent economic value by virtue of the fact that they are not known by the general public. Confidential Information can appear in many forms but is not limited to formal documents, reports, handwritten notes, computer screens, email, memory storage devices and media.

3.2 Each employee possessing Confidential Information is responsible for protecting that information from disclosure. Employee access to confidential information does not confer the right to disclose such information or to permit any person to examine, copy or reproduce such information while in use by authorized employees. When not in use by those who are authorized,

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         employees with access to Confidential Information must take precautions to ensure that confidentiality is maintained. These steps include, but are not limited to, storage in locked containers, files or rooms; delivery or transport in sealed packages marked "Confidential Information"; and password protection of such information maintained on the computer system, with access limited to authorized Company employees.

3.3 Each employee possessing Confidential Information is responsible for destroying such information when instructed or required to do so in accordance with Company policy. Confidential Information, including drafts and carbons, that need to be destroyed, shall be shredded or torn beyond recognition. To reduce workload and storage costs and to minimize potential compromise, both documentary and computer memory files, including back-up tapes containing Confidential Information, should be purged on a continuing basis per Company policy.

3.4 Any release of Confidential Information, including release to customers, consultants, contractors, suppliers or federal, state, local or foreign governmental agencies, must be with the approval of and through the means authorized by senior management.

3.5 Any employee who has received Confidential Information prior to being transferred or leaving the Company by reason of voluntary or involuntary termination, must immediately account for and return all Confidential Information. The prohibition against the unauthorized use or disclosure of Confidential Information is not changed by termination of employment.

3.6 Any agreement with a customer, contractor, supplier or other third party to receive and retain Confidential Information to be disclosed to the Company by such customer, contractor or third party, must be in writing. Such agreements may only be obtained through a means authorized by and with the express approval of senior management.

3.7 Improper use and disclosure occur under circumstances that include, but are not limited to:

         -        Using Confidential Information for personal benefit.

         - Using Insider Information to buy or give advice on buying any form of equity of any company, such as common stocks or bonds.

         - Discussing Confidential Information with family, friends, relatives or business or professional associates.

         - Discussing the details of an employee personnel file or medical records with unauthorized persons.

         - Discussing information received by the Company from third parties in a confidential capacity with unauthorized persons.

4.0      ANTI-TRUST

EXCHANGE OF CERTAIN KINDS OF INFORMATION BETWEEN COMPETITORS OR WITH CONTRACTORS OR CUSTOMERS CAN VIOLATE ANTI-TRUST, SECURITIES OR OTHER CRIMINAL LAWS. THE COMPANY CAN BE SUBJECTED TO LARGE FINES AND EMPLOYEES CAN BE SENT TO PRISON. THE PENALTIES INCLUDE SUBSTANTIAL PRISON TERMS, CIVIL PENALTIES AND POSSIBLE TRIPLE DAMAGES PAID TO INJURED PARTIES.

Antitrust laws promote healthy competition and make it unlawful to make arrangements that limit, control or restrict competition. These complex laws also make it unlawful for competing companies to share information about prices, products, services, business practices, clientele, suppliers, distribution or territory. Anti-trust laws apply to both oral and written communications and, therefore, employees must use caution whenever communicating, formally or informally, with competitors, contractors or customers. The Company is legally required to make its own decisions on the basis of the best interests of the Company, completely independent from any understanding or agreements with any competitor. This standard requires the absolute avoidance of any conduct that violates, or that might even appear to violate, the antitrust laws.

EMPLOYEES ARE NOT AT LIBERTY TO MAKE DISCLOSURES TO COMPETITORS, CONTRACTORS OR CUSTOMERS WITHOUT FIRST RECEIVING EXPRESS APPROVAL FROM THE PRESIDENT OR HIS DESIGNEE. ALL QUESTIONS AS TO INFORMATION EXCHANGES, PARTICULARLY THOSE INVOLVING COMPETITORS OR INFORMATION ABOUT THEM, MUST BE REFERRED TO THE COMPANY'S PRESIDENT AND DESIGNATED LEGAL REPRESENTATIVE BEFORE ANY INFORMATION IS DISCLOSED.

5.0      CONFLICT OF INTEREST

In general, the term "Conflict of Interest" describes a situation where an employee's own personal or financial interests, or those of the employee's immediate family, may conflict with the best interests of the Company. A conflict of interest may exist when an employee is involved in an activity or has a personal interest that might interfere with the employee's objectivity in performing Company duties and responsibilities. Neither an employee nor any member of the employee's immediate family may be beneficially interested (except as a stockholder of a public company) in any business where, as a result of such beneficial interest, there is any conflict of interest or potential conflict of interest between the employee's duties to the Company and such business. The business could include suppliers, customers and/or competitors of the Company.

Any circumstance involving an employee, or his/her immediate family members, that may create a conflict, or the appearance of a conflict, between the individual and what is best for the Company, must be promptly brought to the attention of the President or his designee in writing. While it is not possible in this sort of policy statement to define all of the circumstances that lead to a conflict of interest, the list below highlights several examples of conduct that would reflect negatively on an employee's personal integrity and the Company's ethics:

         - An outside job with another firm that interferes with the employee's performance at the Company, particularly if the other firm is a competitor or supplier.

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         -        Conducting Company business with a customer or supplier in which the employee, or a close relative of the employee, has a substantial ownership interest.

         - Participating in any business transaction based on information or relationships you developed in your job with the Company.

         - Having any financial involvement with a representative of a supplier, vendor, customer, subcontractor or competitor, with whom the employee regularly comes in contact while performing company business.

         - Any type of activity or conduct that could embarrass the Company or reflect negatively on the Company and its employees.

An actual conflict of interest need not be present to constitute a violation of Company policy. Activities that could result in the appearance of a conflict of interest must also be avoided in order to preserve the reputation and goodwill of the Company and its employees. Employment by the Company carries with it a responsibility to constantly maintain awareness of potential conflicts of interest, regardless of whether they are real or perceived.

 The Company requests that employees report any circumstance involving an immediate family member which could possibly create the appearance of a conflict of interest, even if the employee does not have any basis to believe an actual conflict would develop. The acceptance of gifts, favors, business or financial contributions from an immediate family member (spouse, child, parent) may, under some circumstances, impute a possible conflict of interest to an officer or employee. Because such a circumstance is fraught with the appearance of potential conflict, the Company insists upon prompt and accurate reporting of employee family involvement.

6.0      EQUAL OPPORTUNITY EMPLOYMENT

The Company is committed to a policy of equal opportunity employment. What matters most at Stanadyne is whether a person has the ability and makes the commitment necessary to get the job done. The Company does not discriminate against people because of their race, disability, national origin, age, gender, religion, sexual preference, marital status, veteran status, or any other basis protected by state or federal law. This applies to recruitment, hiring, training, promotion, and other terms and conditions of employment. Discrimination against any employee or applicant for employment is a serious violation of equal employment opportunity law and of Stanadyne's corporate policies. Members of management are expected to discharge their responsibilities in a manner that conforms fully with the laws governing this subject. It is the responsibility of every supervisory employee to ensure that discrimination does not occur and that qualified applicants are given equal opportunity to be employed and promoted. The Company expects its employees to support its affirmative action objectives and its efforts to pursue the goals of equal opportunity in employment matters.

7.0      GIFTS/GRATUITIES/LOANS

It is the policy of Stanadyne to deal with its suppliers and customers in a fair and impartial manner; business should be won or lost on the merits of the Company's products, services and goodwill. Personal interests of employees must not influence or appear to influence Company transactions.

7.1 An employee may not accept gifts of any substantial value, services or loans from any person or company that might benefit from such employee's connection with the Company. Gifts or a number of gifts in one year that individually or collectively exceed $100.00 in value are considered "substantial in value" under this policy. Novelty, advertising, or promotional items of nominal value, such as calendars, pens, and mugs may generally be retained. Services are very broadly defined under this policy. Services include but are not limited to meals, beverages, sporting or entertainment fees, event tickets, and transportation to list a few examples. As with gifts, patterns or frequencies of services can also reach the substantial threshold. Whereas an occasional lunch or nominal value would not normally be an issue, a regularly scheduled meal or series of lunches of nominal value may be a concern. The individual employee shoulders the primary responsibility for their conduct under this policy. Any situation or series or events even beginning to reach a level which might be deemed substantial must be raised by the employee for approval of the President or his designee.
this

7.2 Any employee who receives or is offered a gift or extraordinary courtesy or favor, except as expressly permitted in the preceding paragraph, is required to decline or promptly return the same unless, upon submission of a written request setting forth the circumstances which, in his/her opinion, would justify the receipt or retention of the gift, he or she receives the written permission of the President or his designee.

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7.3      Employees who award contracts, influence the allocation of business, create specifications that result in the placement of business, or participate in negotiating contracts, must be particularly careful to avoid actions that create the appearance of favoritism or that may adversely affect the Company's reputation for impartiality and fair dealing. Such employees should refuse a courtesy from a supplier when the Company is involved in choosing or reconfirming a supplier or under any circumstances that would create an impression that offering courtesies is the way to obtain or to retain Stanadyne business.

7.4 All business courtesies offered to and accepted by Company employees are courtesies that belong to the Company. Employees do not have a right to keep a business courtesy for personal use.

7.5 When local customs or practices make it inappropriate to decline a business courtesy at the time it is offered, employees should accept the courtesy and inform the President or his designee, in writing as soon as reasonably possible.

7.6 The Company has processes for recognizing and rewarding its employees. When a customer, supplier, or other person or firm proposes a courtesy to an employee as recognition, the employee's supervisor and/or manager should be consulted.

7.7 Employees may not accept loans from those having business relations with the Company under any circumstances. Similarly, there are absolutely no circumstances under which employees may solicit gifts, courtesies, or favors from those having business relations with the Company.

7.8 No employee will make or cause to be made any payment or offer any inducement to any actual or potential customer or supplier of the Company, or to any person or intermediary which could be viewed as a bribe, kickback, or excessive commission or fee in connection with any activity of the Company, including without limitation, any attempt to obtain or to retain business from private or domestic or foreign governmental entities.

7.9 No employee may offer a business courtesy under circumstances that might create the appearance of impropriety or cause embarrassment to the Company or the recipient. An employee may never use personal funds or resources to do something that cannot be done with Company resources. Meals and entertainment normally associated with a business setting are excluded from coverage of this provision.

7.10 Accounting for business courtesies must be in accordance with approved Company procedures and practices. Company funds associated with the offer of a business courtesy must be properly recorded on the Company books and records in accordance with the Company's accounting procedures. An approved business expense report must be used to request funds or to request reimbursement for business courtesy expenses. Any employee who approves business courtesy expenses must be familiar with the circumstances under which the business courtesy is offered.

8.0      USE OF COMPANY ASSETS

It is the responsibility of every employee to preserve the Company's assets and to utilize them solely for business purposes. Company assets include computer hardware and software, networks, programs, trade names, telephone and mail systems (including email and voice mail), cash, checks, equipment, furniture, office supplies, work product of employees and consultants and all Company files, records, memoranda and reports. Employees may not use Company property in any manner or for any purpose that is not specifically authorized by the Company or that may be disruptive, dangerous or offensive to others.

The Company reserves the right to monitor, access, retrieve and destroy any matter stored in, created on or sent over its computer systems, including email and voice mail, without obtaining consent or permission from employees. Despite this right, employee communications should be treated as confidential by other employees and viewed only by the intended recipients. Additionally, employees leaving the Company's employment are obligated to return all Company assets, including employee work product, before or immediately after leaving.

9.0      PROPER ACCOUNTING AND DEALING WITH AUDITORS

9.1 Accuracy and reliability of the Company's business records are not only mandated by law, but are of critical importance to the Company's decision-making process and to the proper discharge of the Company's financial and legal reporting obligations. The books of account, financial statements, and records of the Company shall accurately reflect the operations and financial results of the Company in accordance with Generally Accepted Accounting Principles. All assets, liabilities, income and expenses of the Company shall be properly recorded in the books and records of the Company. There shall be no disbursements or receipts of corporate funds outside of the Company's established system of accountability.

9.2 False or misleading entries in the Company's records are unlawful and are not permitted. No Company representative shall make a false or misleading statement to the Company's independent auditors or internal auditors, nor shall any Company employee conceal any information necessary to the preparation of accurate financial statements. All employees must ensure that accounting and internal control procedures are strictly adhered to at all times. Employees should advise the responsible person in their department or other appropriate management of any deviations they observe in such procedures.

9.3 The Company's records of its transactions and accounts are important corporate assets. All records must be retained in accordance with the Company's record retention policies and applicable retention periods under law.

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10.0     RESPONSIBILITY FOR IMPLEMENTATION, COMPLIANCE AND INTERPRETATION OF
         POLICY

Normally once a year, all exempt and non-exempt salaried employees shall acknowledge in writing their receipt and understanding of this Business Ethics Policy, and that all management and accounting operations under their supervision and control have been conducted in accordance therewith.

10.1 Each level of Company management is responsible for applying this policy to his/her own business practices and for ensuring that his/her employees have reviewed, understand, and agree to comply with this policy.

10.2 Each employee is responsible for reading and understanding the contents of Stanadyne's Business Ethics Policy and conducting business on behalf of the Company in accordance with these standards and practices. This Policy remains in effect superceding all previous versions.

10.3 Each employee is responsible for conducting him or herself with ethics and integrity both personally and professionally. Every person acting on behalf of the Company is responsible for ethical conduct consistent with this Policy. Company management, human resources, department heads and supervisors must assume responsibility for ensuring that their conduct and the conduct of those they supervise complies with this Policy.

10.4 Every employee has the responsibility to ask questions, seek guidance, report suspected violations, and express concerns regarding compliance with this policy and related procedures. The Company will maintain a program to communicate to employees its commitment to integrity and uncompromising values. The program will inform employees of Company policies and procedures regarding ethical business conduct and assist them in resolving questions and in reporting suspected violations. Retaliation against employees who use company reporting mechanisms to raise genuine concerns will not be tolerated.

10.5 The obligations set forth under this policy may be modified or released only by the written permission of the President. The President or his designee should be consulted on any questions of compliance and interpretation of this policy

11.0     REVIEW OF POLICY

The Company reserves the right to review this policy periodically and to make changes in the policy or in its implementation as may be deemed appropriate.

12.0     ENFORCEMENT AND SANCTIONS

The Company considers any violation of this policy to be a serious matter. The President or his designee may take disciplinary or other action, including reprimand, suspension or discharge, in response to a violation of this policy, based on the nature of the violation. Lack of knowledge of this policy will not be considered an excuse for noncompliance.

13.0     ACCOUNTABILITY

The responsibility for observing the Company's Business Ethics Policy, including the duty to seek interpretation when in doubt, rests with each employee. No officer or employee, in any position, is authorized to depart from the Company's standards and practices or to condone a departure by anyone else. Strict compliance with Company standards and practices described in this policy is required. The Company expects every employee to use his or her best efforts to meet its high ethical and compliance standards. Choosing a "quick fix" or taking a "short cut" around the law and our standards may subject the Company, and the offending employee, to substantial penalties.

The Company is committed to complying with the laws, rules and regulations applicable to the conduct of our business wherever we operate. Employees must avoid activities that could involve or lead to involvement of the Company or its personnel in any unlawful practice. The employment of Company personnel or the use of its assets for any unlawful purpose is strictly forbidden.

Over and above the strictly legal aspects of compliance, all Company employees are expected to observe the highest standards of business and personal ethics in the discharge of their assigned responsibilities. This means behaving honestly and with integrity at all times, whether you're dealing with other employees, the public, the business community, stockholders, customers, suppliers, or governmental and regulatory authorities. It also means avoiding any questionable relationship with persons or firms with whom the Company transacts or is likely to transact business, avoiding disclosure to others of confidential information obtained in the course of his or her employment, and avoiding situations which may place employees in a conflict of interest situation to the possible detriment of themselves and/or the Company.

14.0     COMPLIANCE WITH STANDARDS OF INTEGRITY AND QUALITY

The Company recognizes that it must earn and maintain a reputation for integrity that includes, but is not limited to, compliance with laws, regulations and honoring contractual obligations. Even the appearance of impropriety can be harmful to the Company's esteem and goodwill. At times, the Company's business operations may not be the subject of specific laws or regulations. In these instances, rules of honesty, fair dealing and respect for the rights of others should govern employee conduct.

This policy requires that each employee conduct business on behalf of the Company with the highest degree of honesty, accuracy and fairness. The Company will not tolerate unethical or dishonest conduct on the ground that it served some worthy goal, was justified in light of the result or is a common practice outside of the Company. Under no circumstances may expediency compromise integrity.

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15.0     BUSINESS ETHICS CONDUCT COMMITTEE

The Business Ethics Conduct Committee ("Committee"), appointed by the Company's Board of Directors, is responsible for providing policy guidance and issuing procedures to assist employees in complying with Company expectations of ethical business conduct and uncompromising values.

15.1.    EMPLOYEE CONCERNS

         - Employees are encouraged to address questions or concerns with management. Employees may also direct questions or concerns regarding Company standards of conduct to ethics advisors or to the Company's Ethics Line. The telephone number of the Stanadyne Ethics Line will be publicized in the Employee Handbook and, as appropriate, on work area posters.

         - Retaliation against employees who raise concerns to any Company source will not be tolerated. Retaliation against any employee for proper use of reporting mechanisms is cause for appropriate corrective action, up to and including dismissal.

15.2     COMPLIANCE EDUCATION

         - The Committee will establish a compliance education program designed to ensure employees have an awareness of legal requirements that are relevant to their work at a level of detail appropriate to their job functions. Managers and other employees in sensitive positions, such as sales, marketing, finance, contracts, and supplier management and procurement, require more comprehensive education as well as periodic refresher courses.

16.0     E-MAIL & INTERNET COMPLIANCE

Use of e-mail is intended strictly for business purposes. All e-mail communications are the property of the Company. Employees may not use e-mail for personal profit, advertising, soliciting funds, chain letters, or any communications which may damage the Company's reputation. E-mail should be used with discretion when sending confidential or proprietary information. If any information is too sensitive for a memo, then it is likely too sensitive for an electronic mail communication. E-mail communications are not secure, and are essentially an electronic postcard.

Employees should exercise good judgment when using the Internet at work. The Internet should be used strictly for business purposes. The Internet is public, so employees should be careful not to disclose confidential information, or acquire unauthorized information over the Internet. Employee use of the Internet, and the information accessed, may be monitored by management and others. Accessing or distributing pornographic or offensive materials by Internet or e-mail is strictly prohibited. Should offensive e-mail be received, the employee should delete the materials and never forward to others. Should the situation occur more than once the employee should inform their supervisor so that corrective measures may be taken.

When writing about company business, employees must remember that Company business records are subject to compulsory disclosure to the government or private parties in litigation. More importantly, such records may be used by the news media to mold public opinion about the Company's image. Irrespective of the form the writing takes, i.e., report, memo or email, what an employee writes may have significant consequences. Once sent, messages can be easily printed, edited and distributed. The Company's reputation and goodwill is essential to its success, therefore, all employee communications should reflect a positive and consistent image of the Company.

17.0     POLITICAL CONTRIBUTIONS

The Company believes that it is not advisable to become involved in the internal political affairs of a foreign country. Accordingly, neither Stanadyne nor any employee may make a foreign political contribution on behalf of the Company. It is also important to recognize that employee activities in this area put the individual and the Company at great risk of federal prosecution, fines and/or jail. (See Foreign Corrupt Practices Act Policy).

The Company encourages all employees to exercise their rights of citizenship by voting, by making personal political contributions if they wish to do so with their own funds, and by being otherwise politically active, in support of candidates or parties of the employee's own personal selection. It should be clearly understood that such political activity by employees must be performed strictly in their individual and private capacities as responsible citizens and not on behalf of the Company. No employee may receive any direct or indirect reimbursement or offsetting refund of any nature whatsoever from the Company with respect to political contributions made by them in any form.

18.0     SECURITIES LAW & INSIDER INFORMATION

Any person having insider information is prohibited by law from buying or selling the Company stock or other securities when that information has not been made public. Trading under such circumstances is illegal whether employees trade for their own benefit or for the benefit of others. It is also illegal if an employee does not engage in any securities trading but another person to whom the employee has disclosed the insider information does such trading.

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These prohibitions apply to any Company employee who has material insider information, not just officers or managers. Although usually considered in the securities law context, the prohibition against using insider information also includes transactions in real estate and any other transaction where that insider information provides an unfair advantage.

19.0     PATENTS & INTELLECTUAL PROPERTY

Corporate assets include not only tangible and real property but also intellectual property, or IP. IP is proprietary business or technical information of value protected by patent, trademark, copyright, or trade secret laws. It is in the Company's interest to protect and maintain its IP and, thus, be positioned for maximum return for its use or purchase. Each supervisor, manager or officer has the ultimate responsibility for IP issues arising from matters under his or her control. However, due to the uniqueness of IP issues, employees should alert a Company officer with respect to all significant corporate IP issues in order to select outside IP counsel if required.

Just as the Company regards its patents, trade secrets, trademarks and copyrights as valuable corporate assets, employees must respect the valid IP rights of other companies and persons. When the Company desires to receive, use, or purchase the IP of another party, the legitimate bounds of such property should be identified and appropriate legal counsel will be retained for any proposed course of action. The Company will not knowingly infringe on others' patents, trademarks or copyrights, or misappropriate others' trade secrets, or the like. Procedures for the proper licensing or other permitted use of these assets must be followed by all employees. Of particular importance to day-to-day operations, and something that must be avoided by each employee, is the unauthorized copying of magazine and journal articles, books, computer software or any other copyrighted material.

20.0     BOYCOTTS & EXPORT CONTROLS

The international nature of the Company's business may give rise to the Company's products or services being sought by persons or companies who do business in areas of the world that are subject to boycotts by other nations or that may be subject to sanctions or export controls by the United States. Sales to nationals of a country that is subject to a boycott may result in sanctions against the Company by a government entity, the loss of other business opportunities, or serious adverse economic consequences. Any time that goods or technology are exported from the United States to a foreign country, U.S. export controls and customs laws must be considered. Formal governmental approval may be required before export is permitted. Compliance with all U.S. laws and regulations governing activities in these areas of business is mandatory. Employees are encouraged to seek out and obtain answers to any questions they may have in this regard before proceeding with a course of action.

21.0     FOREIGN CORRUPT PRACTICES ACT

The Company strives to deal with all of its customers, suppliers and government agencies in a straightforward and aboveboard manner and in strict compliance with the requirements of the Foreign Corrupt Practices Act.

Employees are prohibited from paying any bribe, kick-back or other similar unlawful payment to any government, public official, political candidate or party, or other individual, regardless of nationality, to secure any concession, contract or favorable treatment for the Company or the employee. Certain payments to foreign officials may be allowable if they are in compliance with local laws, and are in the nature of a facilitating or expediting payment that is made to secure the performance of a "routine government action." Routine governmental action is usually of a ministerial nature and commonly performed by a foreign official. This does not include any decision by a foreign official to award new business or continue business with the Company. Circumstances may make it difficult to determine the legality of such payments under local law. Consequently, if there is any question as to whether or not a payment is allowable under the Foreign Corrupt Practices Act, you should consult the President or his designee in advance.

No undisclosed or unrecorded fund or asset of the Company may be established. Payments on behalf of the Company can be made only on the basis of adequate supporting documentation, may be made only for the purpose described by the documents supporting the payment, and must be made and recorded in accordance with appropriate corporate accounting procedures. Agreements with the Company's representatives and partners who engage in activities on behalf of or together with the Company, that may involve foreign governments, must be in writing. Employees must conduct periodic background checks on all foreign agents and representatives with whom the Company conducts business. Agreements with such representatives must be reviewed in advance by the President or his designee for compliance with the requirements of this Business Ethics Policy and the Foreign Corrupt Practices Act.

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Any questions or doubts about the propriety of a proposed course of action should be discussed with the President or his designee before taking the action in question. Any suspected violations of the Foreign Corrupt Practices Act must be reported promptly to an officer of the Company. We expect that all decisions of foreign government officials, customers and suppliers of the Company should be based on the merits of a particular project. The Company and its employees should always vigorously expound and advocate their understanding of what those merits might be, but such exposition and advocacy must always be able to withstand full public scrutiny.

EMPLOYEE ACKNOWLEDGEMENT

I hereby acknowledge receipt of the "Stanadyne Corporation Business Ethics Policy" and by my signature confirm that I have read, thoroughly understand, and will comply with this policy. I acknowledge that if I fail to comply with this policy, I may be subject to disciplinary action, up to and including dismissal. I further affirm that all operations under my supervision and control as an employee have been conducted in accordance therewith.

__________________________________                        ______________________
Employee Signature                                        Date

__________________________________
Printed Name (Required)

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